Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 25, 2011, relating to the financial statements of GT Advanced Technologies Inc., and the effectiveness of GT Advanced Technologies Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GT Advanced Technologies Inc., formerly GT Solar International, Inc. for the year ended April 2, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 20, 2012